UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
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☐	Soliciting Material Pursuant to §240.14a-12
THE PENNANT GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

THE PENNANT GROUP, INC.
1675 E. Riverside Drive, Suite 150
Eagle, Idaho 83616
 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2026

Meeting Information		How to Vote in Advance

When	Thursday, May 14, 2026 at 8:30 a.m. MDT	By Phone	You can vote your shares by calling 800-690-6903

Where	Fairfield Inn Cottonwood 6433 S., Highland Drive Holladay, Utah 84121	By Internet	You can vote your shares online at www.proxyvote.com

Who Can Vote	Only owners of record of the Company's issued and outstanding common stock as of the close of business on March 17, 2026. Each share of common stock is entitled to one vote.	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

Date of Mailing	We intend to mail proxy materials on or about March 31, 2026.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2026

Pennant’s Proxy Statement for the 2026 Annual Meeting of Stockholders (the “Proxy Statement”) and 2025 Annual Report on Form 10-K (the “2025 Form 10-K”) are available at www.proxyvote.com.

Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card or voting instruction form in hand and follow the instructions above.

Proposals		Board Recommendations		Page

1	Election of three Class I director nominees named in the proxy statement to serve on The Pennant Group’s Board of Directors	✓	FOR each nominee	9

2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2026.	✓	FOR	20

3	Advisory approval of the Company’s named executive officer compensation	✓	FOR	36

We will also address any other business which may properly come before the annual meeting or any adjournment or postponement. Following the formal meeting, management will speak on our developments of the past year and respond to questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are the registered holder of your shares and are viewing the proxy statement on the internet, you may grant your proxy electronically via the internet by following the instructions listed on the internet site. If you are receiving a paper copy of the proxy statement, you may grant your proxy by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the notice or voting instruction form you receive from that firm to determine whether and how you will be able to provide voting instructions or submit your proxy by telephone or over the internet. Submitting a proxy over the internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

THE PENNANT GROUP, INC.
BY ORDER OF THE BOARD OF DIRECTORS
BRENT J. GUERISOLI
CHAIRMAN OF THE BOARD OF DIRECTORS

Eagle, Idaho
Dated: March 31, 2026

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THE PENNANT GROUP, INC.
1675 E. Riverside Drive, Suite 150
Eagle, Idaho 83616

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of The Pennant Group, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. When used in this Proxy Statement, the terms “we,” “us,” “our,” or the “Company” refer to The Pennant Group, Inc. and its independent operating subsidiaries. The Pennant Group, Inc. is a holding company and each of its independent operating subsidiaries is operated by its own management, employees and assets. The use of “we,” “us,” “our” and similar words in this Proxy Statement is not meant to imply that any or all of these independent operating subsidiaries are operated by the same entity or that The Pennant Group, Inc. operates any of the businesses conducted by its subsidiaries.

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Our Annual Meeting

Date and Time	May 14, 2026 at 8:30 a.m. MDT	Record Date	March 17, 2026

Place	Fairfield Inn Cottonwood 6433 S, Highland Drive Holladay, Utah 84121	Number of Shares Outstanding as of Record Date	34,953,297 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”)

Who Can Vote
Only owners of record of the Company’s issued and outstanding common stock as of the close of business on March 17, 2026. Each share of common stock is entitled to one vote. The Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting.

Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.
The expenses of preparing, assembling, printing and mailing this Proxy Statement and other materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the internet and the mail and may be solicited by our officers, directors and employees in person, by telephone, or email. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable.
At the Annual Meeting, the stockholders of the Company will be asked to vote on the proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting in person, you should complete your proxy card by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by attending and voting in person, by completing your proxy card via the internet or by telephone as described in these proxy materials, or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may provide voting instructions or submit your proxy by following the instructions detailed in the notice or voting instruction form you receive from your broker or other nominee.

Voting Choices and Recommendations of the Board
With respect to Proposal 1 (Election of Directors) you will have the choice to vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. With respect to Proposals 2 and 3 you will have the choice to vote “FOR,” “AGAINST” or “ABSTAIN.” The Board recommends stockholders vote as follows:

Proposal	Board Recommendation

1	“FOR” the election of each of the three Class I directors nominated by the Board, each for a three-year term expiring at the 2029 annual meeting of stockholders.
2	“FOR” ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as independent registered public accounting firm for 2026.
3	“FOR” advisory approval of the Company’s named executive officer compensation.
Quorum Requirements
 In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
Vote Required to Approve Proposals
The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

Proposal 1. Election of Class I director nominees	Majority of votes cast with respect to each director	No effect	No effect
Proposal 2. Approval of independent registered public accounting firm for 2026	Majority of voting power present and entitled to vote at the meeting	Against	No effect
Proposal 3. Advisory vote to approve named executive officer compensation (“Say-on-Pay”)	Majority of voting power present and entitled to vote at the meeting	Against	No effect
Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the three Class I director nominees, FOR the approval of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2026, and FOR advisory approval of our named executive officer compensation.

Additional Information Regarding Our Proxy Materials

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Form 10-K”) have each been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, proxy materials will be provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Attending the Annual Meeting

Only stockholders as of the record date, or their duly appointed proxies, and invited guests of the Company may attend the Annual Meeting. Admission to the Annual Meeting will begin at approximately 8:00 a.m. Mountain Time. In order to be admitted to the Annual Meeting, you should:

•bring current, government-issued photo identification, such as a driver’s license, and proof of ownership of common stock on the record date. If you are a holder of record, your identity will be checked against a list of registered holders at the Annual Meeting. If you hold your shares in street name, a recent brokerage statement or a letter from your bank, broker, trustee, or other nominee are examples of proof of ownership. If you want to vote your shares held in street name in person, you must obtain a legal proxy in your name from the broker, bank, trustee, or other nominee that holds your shares of common stock;

•not attempt to record. Cameras, transmission, broadcasting, and other recording devices will not be permitted to be used in the meeting room;

•be prepared to comply with security requirements, which may include, among other security measures, security guards searching all bags and attendees passing through a metal detector; and

•arrive shortly after 8:00 a.m. Mountain Time to ensure that you are seated by the start of the Annual Meeting at 8:30 a.m. Mountain Time.

Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to the Annual Meeting.

PROPOSAL 1: ELECTION OF THREE CLASS I DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS I DIRECTOR NOMINEES LISTED BELOW.

On the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board of Directors, including its independent directors, selected and approved Mr. Christopher R. Christensen, Mr. Brent J. Guerisoli, and Dr. John G. Nackel as nominees for election as Class I directors, the class being elected at the Annual Meeting, each to serve for a term of three years, expiring at the annual meeting of the stockholders to be held following the 2028 fiscal year or until his or her successor is duly appointed or elected and qualified or until his or her earlier death, resignation or removal. We are not aware of any arrangements or understandings between the director nominees and any other person pursuant to which such persons were selected as director nominees. Mr. Christensen and Dr. Nackel qualify as independent directors.

Mr. Christensen, Mr. Guerisoli, and Dr. Nackel currently serve as a members of our Board of Directors and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. The proxy cannot be voted for a greater number of persons than three.

				Committee Membership
Name	Age	Director Since	Board of Directors	Audit Committee	QAC Committee	NCG Committee	Compensation Committee

Christopher R. Christensen	57	2019	✓		✓
Brent J. Guerisoli	45	2023	✓		✓
John G. Nackel, Ph.D.	74	2019	✓	✓			✓

Background information regarding the nominees and all other directors as of March 17, 2026, including some of the attributes that led to their selection, appears below. In addition, the Board believes that the experience, attributes, and skills of any single director nominee should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of which contributes to the function of an effective Board.

BOARD COMPOSITION
General
Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides for a classified board of directors consisting of three classes of directors, with each class serving staggered three-year terms and a nearly equal number of board members in each class, as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Our Board of Directors has nominated Mr. Christopher R. Christensen, Dr. John G. Nackel, and Mr. Brent J. Guerisoli as Class I directors, each with a term that would expire at the annual meeting of the stockholders to be held following the 2028 fiscal year. Mr. Scott E. Lamb, Dr. Gregory K. Morris, and Mr. Barry M. Smith have been designated Class II directors, and their term expires at the annual meeting of the stockholders to be held following the 2026 fiscal year. Mr. Stephen M. R. Covey and Ms. Suzanne D. Snapper have been designated Class III directors, and their term expires at the annual meeting of the stockholders to be held following the 2027 fiscal year.
Directors and Nominees
The following table and biographical information sets forth certain information about Mr. Christopher R. Christensen, Dr. John G. Nackel, and Mr. Brent J. Guerisoli as well as the continuing directors. Such information is current as of March 17, 2026. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Age	Position	Director Since

Barry M. Smith	72	Director	2021
Christopher R. Christensen	57	Director	2019
John G. Nackel, Ph.D.	74	Director	2019
Brent J. Guerisoli	45	Chairman and Chief Executive Officer	2023
Stephen M. R. Covey	63	Director	2019
Suzanne D. Snapper	52	Director	2025
Scott E. Lamb	63	Director	2019
Gregory K. Morris, M.D.	71	Director	2022

Nominees for Election to the Board of Directors (Class I Directors)

Christopher R. Christensen served as President of the Ensign Group, Inc. (“Ensign”), a leading publicly traded provider of skilled nursing services, from 1999 to 2019, as its Chief Executive Officer from 2006 to 2019, and as its Executive Chairman from 2019 to 2025. Mr. Christensen served as a member of Ensign’s board of directors from Ensign’s formation in 1999 until 2025 and oversaw its growth throughout that period. Prior to the formation of Ensign, Mr. Christensen served as acting Chief Operating Officer of Covenant Care, Inc., a California-based provider of long-term care. In addition, Mr. Christensen served on the board of directors of CareTrust REIT from June 2014 to April 2015. We believe that Mr. Christensen’s important role in the history and management of Ensign and our Company and his leadership and business skills support the conclusion that he should serve as one of our directors.

John G. Nackel, Ph.D. is currently the Chairman and Chief Executive Officer of Three-Sixty Advisory Group, LLC (“Three-Sixty”) and Founder and General Partner of Wavemaker Three-Sixty Health, LP (“Wavemaker 360”) venture fund. Three-Sixty, which was founded in 2007 by Dr. Nackel, consults with leading health systems, payers, physicians, medical technology companies, and other providers. Wavemaker 360, founded in 2018, invests in early-stage health care companies in the value-based payment space. Dr. Nackel is a 25-year veteran of Ernst & Young where he advised health care companies in his role as a Global Managing Director of Health Care. Dr. Nackel also served as Chief Executive Officer of Ingenix Consulting (now Optum), a division of United Healthcare. During his career, Dr. Nackel has also served as a board member or chairman of several privately held start-ups and emerging companies, including Visual Health Solutions, Vitalacy, HealthTask, ConnectedHealth, NetStrike, and Sertan, Inc. He earned his bachelor’s degree at Tufts University, master’s degrees in public health and industrial engineering at the University of Missouri, and a Ph.D. in industrial engineering (health systems design) at the University of Missouri. He is a fellow of the American College of Healthcare Executives and the Healthcare Information and Management Systems Society. He is a senior member of the Institute of Industrial Engineers. We believe that Dr. Nackel’s extensive experience as a consultant and an advisor to healthcare companies, his extensive board and management experience and his valuable leadership and management insights support the conclusion that he should serve as one of our directors.

Brent J. Guerisoli was appointed Chief Executive Officer of the Company effective August 1, 2022. He previously served as the President of the Company from January 2021 until his appointment as CEO. He has served as a member of the Company’s board of directors since February 2023. Prior to his appointment as President of Pennant, Mr. Guerisoli served as President of Cornerstone Healthcare, Pennant’s home health and hospice segment, helping lead the segment through a period of transformational growth, breakout financial performance and enhanced clinical excellence. Since joining the Company in 2012, Mr. Guerisoli has made significant contributions to the financial, clinical, and cultural achievements of Cornerstone and has played a key role in the organization’s overall leadership recruiting and training. Throughout his tenure at Pennant, Mr. Guerisoli has developed dozens of leaders and directed the organization’s growth efforts across several states. Mr. Guerisoli received his Master of Business Administration from the Walter A. Haas School of Business at the University of California, Berkeley. Prior to joining Pennant, Mr. Guerisoli completed the executive training program and later served as a business manager at AT&T. Mr. Guerisoli’s extensive knowledge of our operations and industry and his proven leadership skills support the conclusion that he should serve as one of our directors. Mr. Guerisoli’s service on the Board creates a critical link between management and the Board of Directors.

Class II Directors

Scott E. Lamb served as the Treasurer and Chief Financial Officer of ICU Medical, Inc. (“ICU Medical”) (NASDAQ: ICUI), a publicly traded company that develops, manufactures, and sells medical technologies used in vascular therapy, oncology, and critical care applications, from February 2008 to March 2020. From 2003 to February 2008, Mr. Lamb served as ICU Medical’s Controller. From 2000 to 2003, Mr. Lamb served as Senior Director of Finance for Vitalcom, Inc. Prior to that, Mr. Lamb held various finance and accounting roles at other start-up and manufacturing companies. Mr. Lamb’s experience as the Chief Financial Officer of a public company for over a decade supports the conclusion that he should serve as one of our directors.

Gregory K. Morris, M.D. has been a partner since 2012 in MorrisHuml LLC, a consultancy that supports Fortune 1000 firms across industry sectors, where his areas of focus include strategy implementation, strategic alignment, prospective risk mitigation and shaping culture through action learning. Prior to MorrisHuml, he was a partner at Morris & Gunter Associates, LLC. From 2002 until 2004, he was senior vice president for strategy and business development for Advocate Health Care, and from 1995 until 2001, he worked at Cap Gemini Ernst & Young as Vice President as well as Senior Partner. His insurance experience includes serving as senior vice president health care delivery and corporate medical director for Blue Cross and Blue Shield National Capital Area, Eastern Region Medical Director for MetLife and Medical Director for CIGNA Healthcare of Georgia. He achieved the rank of Major with the Army National Guard/U.S. Army and was awarded the Bronze Star. Dr. Morris graduated from Morehouse College and received his M.D. from Emory University School of Medicine. We believe Dr. Morris’s extensive leadership development expertise in healthcare and in other industries, his clinical background and experience practicing in healthcare organizations and his valuable strategic and other management insights support the conclusion that he should serve as one of our directors.

Barry M. Smith served as Chairman and Chief Executive Officer of Magellan Health, Inc., the nation’s largest provider of behavioral health services and a leading national provider of radiology benefit management services, specialty pharmacy and prescription benefit management services, from 2013 until 2019. He founded and served as Chairman, President and Chief Executive Officer of VistaCare, Inc., a national provider of hospice services, from 1996 to 2002, and he served as Chairman of VistaCare in 2003. From 1990 through 1995, Mr. Smith served as Chairman and Chief Executive Officer of Value Rx, Inc., which was then one of the country’s largest pharmacy benefit management companies and, prior to that, served as vice president of operations for PCS Health Systems, also a pharmacy benefit management firm. Mr. Smith has served as a member of the board of directors of Ensign since 2014. We believe Mr. Smith’s extensive experience as a proven and experienced leader in numerous healthcare businesses that are closely related to our businesses and his valuable strategic and other management insights support the conclusion that he should serve as one of our directors.

Class III Directors

Stephen M. R. Covey has served as the Chief Executive Officer of CoveyLink Worldwide, LLC, a global business management consulting firm, since 2004, and is the co-founder of FranklinCovey’s Speed of Trust Practice, where he has taught trust and leadership in 61 countries to business, government, and nonprofit organizations. Mr. Covey is the former President and Chief Executive Officer of the Covey Leadership Center, where he grew the company to become one of the largest leadership development firms in the world. He is the former Executive Vice President of the Franklin Covey Co., where he also served as President of the Education & Training business unit. Mr. Covey is The New York Times and Wall Street Journal bestselling author of The Speed of Trust and Trust & Inspire: How Truly Great Leaders Inspire Greatness in Others. Mr. Covey received his MBA from Harvard Business School. Mr. Covey serves on the Government Leadership Advisory Council, and he has been recognized with the Lifetime Achievement Award for “Top Thought Leaders in Trust” from the advocacy group, Trust Across America/Trust Around the World. We believe that Mr. Covey’s extensive experience in both culture and leadership development, as well as his proven track record of educating and helping business leaders achieve their organization goals, supports the conclusion he should serve as one of our directors.

Suzanne D. Snapper is the Chief Financial Officer of the Ensign Group, Inc. (“Ensign”) (NASDAQ: ENSG), a leading publicly-traded provider of skilled nursing services. In this role, which Ms. Snapper has held since 2009, Ms. Snapper is responsible for Ensign’s accounting, finance, information technology, tax, internal controls, investor relations, managed care, treasury and finance risk management functions. During her tenure, Ms. Snapper has helped Ensign generate significant stockholder value, including through multiple spin-offs that have met marketplace needs and benefited stockholders. Ms. Snapper has served as a member of Ensign’s board of directors since 2022. Prior to Ensign, Ms. Snapper acquired additional invaluable experience in financial management and reporting while employed at KPMG from 1996 to 2007. Ms. Snapper is a certified public accountant. We believe that Ms. Snapper’s extensive experience in post-acute health care, along with her substantial expertise in financial matters and public company governance, support the conclusion that she should serve as one of our directors.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

Director Independence

The Nasdaq Stock Market Rules require that a majority of the members of our Board of Directors qualify as “independent,” as affirmatively determined by our Board of Directors. After review of all of the relevant transactions or relationships between each director (and his or her family members) and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that each of Drs. John G. Nackel and Gregory K. Morris, Ms. Suzanne D. Snapper, and Messrs. Christopher R. Christensen, Scott E. Lamb, Stephen M. R. Covey, and Barry M. Smith satisfies the requirements to serve as an “independent director” as such term is defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules. In this Proxy Statement, the aforementioned directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” The Independent Directors intend to meet at least annually in executive sessions at which only Independent Directors will be present.

Each member of our Board of Directors serving on our Audit, Compensation and Nominating and Corporate Governance Committees is “independent” within the meaning of the applicable Nasdaq Stock Market Rules and, as applicable, the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Code of Conduct and Ethics

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://investor.pennantgroup.com/corporate-governance/governance-overview. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

Board Leadership Structure

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. Currently, the Chief Executive Officer position and Chairman of the Board of Directors position are filled by Brent J. Guerisoli. Mr. Scott E. Lamb serves as lead independent director.

Risk Oversight

Our Board of Directors actively oversees the Company’s risk and enterprise-wide risk management process in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders. They focus on effective risk oversight to set the Company’s tone and culture with respect to effective risk management by developing and establishing a mutual understanding with management of the Company’s risk philosophy and overall appetite for risk. Our Board of Directors is actively involved with management’s assessment of existing risk management processes and how management identifies, assesses and manages the Company’s most significant risk exposures. Our Board of Directors expects frequent updates from management about the Company’s most significant risks to enable it to evaluate whether management is responding appropriately and is actively engaged in managing talent and long-term succession planning for executives.

Our Board of Directors relies on each of its four committees (collectively, the “Board Committees”) to help oversee the risk management responsibilities relating to the functions performed by the Board Committees. Our Audit Committee periodically discusses with management the Company’s major financial, compliance and cybersecurity risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our Compensation Committee helps the Board of Directors identify the Company’s exposure to any risks potentially created by our compensation programs and practices. Our Nominating and Corporate Governance and Quality Assurance and

Compliance Committees support the Company’s quality assurance programs, oversee risks relating to the Company’s policies and assist the Board of Directors and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these Board Committees is required to make regular reports of its actions and any recommendations to the Board of Directors, including recommendations to assist the Board of Directors with its overall risk oversight function.

Stockholder Engagement

Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including compensation practices, proxy access, board elections, peer group composition and business strategy. In 2025, we conducted broad stockholder outreach and held more than 75 such meetings.

We have incorporated stockholder feedback into our executive compensation model several ways, including but not limited to (1) placing a large percentage of executive compensation “at risk” such that it is determined by Company performance and individual performance, and (2) allocating a significant portion of executive incentive compensation to performance-based restricted stock awards, which ties executive compensation to long-term company performance. We believe this performance-based model closely aligns with stockholders’ preferences and feedback.

We look forward to maintaining an open line of dialogue with our stockholders. We encourage you to visit the Corporate Governance area of the “Investor Relations” section of our website (https://investor.pennantgroup.com/corporate-governance/governance-overview) where you will find detailed information about our corporate governance practices and policies, including the charters of our Board Committees.

Meeting Attendance

During the year ended December 31, 2025, our Board of Directors met six times. Each member of the Board of Directors attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our Board Committees on which each member of the Board of Directors served that were held during 2025. In addition, the Board of Directors met in executive session without management present on multiple occasions. Our Board of Directors also acted by way of unanimous written consent during the year ended December 31, 2025.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. Last year, all of our directors attended our Annual Meeting of Stockholders, and we anticipate that at least a majority of our Board of Directors will attend the Annual Meeting this year.

Committees of the Board of Directors

During fiscal year 2025, our Board of Directors had four standing Board Committees: the Compensation Committee, the Audit Committee, the Nominating and Corporate Governance Committee and the Quality Assurance and Compliance Committee. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, makes Board Committee and committee chair assignments annually at its meeting immediately following the annual meeting of stockholders, although further changes to committee assignments are made from time to time as deemed appropriate by the Board of Directors. Each of the Board Committees operates pursuant to a written charter, copies of which are available on our website at https://investor.pennantgroup.com/corporate-governance/governance-overview.

The following table identifies the members of the Board’s standing committees and the number of meetings held by each committee during 2025.

	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee	Quality Assurance and Compliance Committee

Barry M. Smith	✓		C
Christopher R. Christensen				✓
John G. Nackel, Ph.D.	C	✓
Brent J. Guerisoli*				✓
Stephen M. R. Covey	✓		✓
Suzanne D. Snapper		✓	✓
Scott E. Lamb		C	✓
Gregory K. Morris, M.D.				C

Number of Meetings in 2025	5	4	5	4

«	Chairman of the Board	✓	Member	C	Chairperson
Audit Committee

Our Audit Committee currently consists of Mr. Scott E. Lamb, Ms. Suzanne D. Snapper, and Dr. John G. Nackel. Mr. Scott E. Lamb serves as Chairperson of the Audit Committee. All members of the Audit Committee meet the independence requirements set forth by the SEC, the Nasdaq Stock Market listing standards and the Audit Committee charter. Our Audit Committee held four meetings in 2025. The Audit Committee met four times in executive session without management present and each time the Chairperson of the Audit Committee chaired such executive session. Each member of our Audit Committee is “financially literate” as required by, and in accordance with, the Nasdaq listing requirements. Our Board of Directors has determined that Mr. Scott E. Lamb qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. This designation is a disclosure requirement of the SEC related to Mr. Scott E. Lamb’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Scott E. Lamb any duties, obligations or liability that are greater than those generally imposed as a member of our Audit Committee and our Board of Directors, and such designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or Board of Directors. The primary functions of the Audit Committee include, among other things:

•overseeing our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;
•overseeing the functioning of our internal controls;
•ongoing monitoring and oversight of cybersecurity risks and related mitigation measures;
•maintaining the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•approving of our transactions with related persons pursuant to the Related Person Transaction Policy (as defined herein);
•pre-approving audit and permissible non-audit services to be performed by our independent accountants, if any, and the fees to be paid in connection therewith;
•engaging, replacing and compensating our independent auditors and overseeing our independent auditors’ qualifications, independence and performance of the annual independent audit of our financial statements;
•advising the Board of Directors and overseeing the Company’s reporting on material, legally-mandated environmental, social and governance matters and initiatives and evaluating the Company’s disclosures relating to such matters;
•overseeing legal compliance programs and addressing any legal or regulatory matters that may have a material impact on our financial statements; and
•overseeing, updating and implementing the portions of our code of ethics and business conduct that relate to the integrity of our financial reports.

In fulfilling its responsibilities, the Audit Committee also emphasizes the importance of an environment that supports integrity in the financial reporting process, oversees processes for monitoring auditor independence, oversees implementation of new accounting standards and reviews and understands non-GAAP measures, and related Company policies and disclosure controls. The responsibilities of our Audit Committee are more fully described in our Audit Committee Charter, which is available on our website at https://investor.pennantgroup.com/corporate-governance/governance-overview. Representatives of our independent registered public accounting firm and our internal financial personnel regularly meet privately with and have unrestricted access to the Audit Committee.

Compensation Committee

Our Compensation Committee currently consists of Dr. John G. Nackel, Mr. Stephen M. R. Covey, and Mr. Barry M. Smith. Dr. John G. Nackel serves as Chairperson of the Compensation Committee. All members of the Compensation Committee meet the independence requirements set forth by the Nasdaq Stock Market listing standards and the Compensation Committee charter. Each member of the Compensation Committee is a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended). Our Compensation Committee held five meetings in 2025. The Compensation Committee met five times in executive session without management present and each time the Chairperson of the Committee chaired such executive session. The primary functions of the Compensation Committee include, among other things:

•developing and reviewing policies relating to executive compensation and benefits;
•determining or recommending to our Board of Directors the cash and non-cash compensation of our executive officers and non-employee directors;
•evaluating the performance of our executive officers; and
•administering or making recommendations to our Board of Directors with respect to the administration of our equity-based and executive incentive compensation plans.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Mr. Barry M. Smith, Mr. Scott E. Lamb, Mr. Stephen M. R. Covey, and Ms. Suzanne D. Snapper. Mr. Barry M. Smith serves as the Chairperson of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee meets the independence requirements set forth in the Nasdaq listing requirements and the Nominating and Corporate Governance Committee charter. Our Nominating and Corporate Governance Committee held five meetings in 2025. The Nominating and Corporate Governance Committee met five times in executive session without management present and each time the Chairperson of the Committee chaired such executive session. The primary responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•assisting the Board of Directors in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our Board of Directors are expected to possess;
•management succession planning;
•selecting, or recommending that our Board of Directors selects, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of stockholders;
•identifying and evaluating individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors and our Nominating and Corporate Governance Committee;
•developing, recommending to our Board of Directors, and assessing our corporate governance policies; and
•advising the Board of Directors on management of the Company’s strategy, initiatives, and risks as it relates to governance.

Quality Assurance and Compliance Committee

Our Quality Assurance and Compliance Committee currently consists of Dr. Gregory K. Morris, Mr. Christopher R. Christensen, and Mr. Brent J. Guerisoli. Dr. Gregory K. Morris serves as the Chairperson of the Quality Assurance and Compliance Committee. Our Quality Assurance and Compliance Committee held four meetings in 2025. The primary responsibilities of the Quality Assurance and Compliance Committee include, among other things:

•overseeing the promulgation and periodic updating of a written corporate compliance program that includes written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility;

•designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;
•ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our several subsidiaries;
•establishing lines of communication for escalating compliance and quality assurance issues to our Quality Assurance and Compliance Committee and our Board of Directors;
•monitoring the effectiveness of internal compliance and quality assurance audits; and
•causing our officers to respond, as appropriate, to compliance and quality assurance issues and to take effective corrective action.

Director Nomination Process

As indicated above, our Nominating and Corporate Governance Committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our Nominating and Corporate Governance Committee charter, which is available at our website at https://investor.pennantgroup.com/corporate-governance/governance-overview, these criteria include the candidate’s personal and professional integrity, the candidate’s financial literacy or other professional or business experience relevant to an understanding of the Company and its business, the candidate’s demonstrated ability to think and act independently and with sound judgment, and the candidate’s ability to be effective, in conjunction with other members or nominees of the Board of Directors in collectively serving the long-term interests of the Company and its stockholders. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document. Our Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our Nominating and Corporate Governance Committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of backgrounds and perspectives for the optimal functionality of the Board of Directors. Our Nominating and Corporate Governance Committee charter requires that the committee consider each candidate’s qualities, skills, background, ability, judgment, and experience in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the healthcare and home health, hospice and senior living industries. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the Nominating and Corporate Governance Committee reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The Nominating and Corporate Governance Committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors who are recommended by stockholders who meet the eligibility requirements set forth in our Amended and Restated Bylaws (our “Bylaws”). If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, c/o Secretary of the Company, Kirk S. Cheney, The Pennant Group, Inc., 1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616, by the deadline for stockholder proposals set forth in the Company’s last proxy statement, specifying the information required by the Nominating and Corporate Governance Committee charter and our Bylaws. All such recommendations will be brought to the attention of the Nominating and Corporate Governance Committee, and the Nominating and Corporate Governance Committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

General Nomination Right of All Stockholders

Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws, as discussed in “Future Stockholder Proposals” below. Unless otherwise required by law, if a stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Company and present his or her proposed business or nomination, such proposed business will not be transacted and the nomination will be disregarded. The presiding officer of an annual meeting of stockholders shall refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Director Compensation

We provide cash and stock compensation to directors for their services as directors or members of Board Committees. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and Board Committees.

In fiscal year 2025, each of our non-employee directors received an annual retainer of $30,000, which amount is prorated for partial years of service. In addition, each member of the Board Committees received the following annual retainers (also prorated for partial years of service):

Committees	Chair Retainer	Member Retainer

Audit	$30,000	$12,000
Quality Assurance and Compliance	30,000	12,000
Nominating and Corporate Governance	15,000	7,500
Compensation	22,500	10,000

Our sole employee director, Brent J. Guerisoli, is not compensated for his Board service. We do not compensate our non-employee directors other than for their service on our Board of Directors or the Board Committees. Historically, we have compensated our non-employee Board members based upon what we considered to be fair compensation. Compensation for Board of Directors and Board Committee service is partially based upon relevant market data that we obtain by reviewing director compensation by public companies in the home health, hospice, senior living and other related healthcare industries.

To help inform compensation of the Board of Directors, we have reviewed the published director compensation information of other healthcare services companies, including our peer group companies, Addus Healthcare, Inc., Aveanna Healthcare Holdings, Inc., Brookdale Senior Living Inc., Chemed Corporation, Enhabit, Inc., and Sonida Senior Living, Inc. We also periodically engage with independent compensation consultants to review our director and executive compensation in comparison to peer companies. These experts have analyzed the target total compensation, including cash compensation and equity compensation, paid to our directors, executives, and certain key leaders. Informed by this review process, our Compensation Committee set the amount of annual retainers for non-employee directors and retainers for the chairpersons of each Board Committee at levels that the Compensation Committee believes are comparable to the cash compensation paid to directors of peer group companies.

Our 2019 Omnibus Incentive Plan contains an automatic stock grant program for our directors. Each non-employee director receives an automatic grant of restricted stock on the 15th day of the month following each quarter end, which shares vest over a three-year period beginning with the first anniversary of the grant date (the “Automatic Stock Grant Program”). The total number of shares to be granted each year under the Automatic Stock Grant Program is determined by the Compensation Committee in the fourth quarter immediately preceding each fiscal year. The Compensation Committee reviews peer compensation, Board performance, Company performance, and other factors, to determine an annual board compensation target. Based on this target, non-employee directors receive quarterly grants of a predetermined number of restricted shares. The actual compensation received by directors may be above or below the Compensation Committee’s target because the value of restricted stock grants fluctuates with the Company’s stock price. In 2025, each non-employee director received 7,600 restricted shares, with the exception of Mr. Scott E. Lamb, who received an additional 2,000 shares as compensation for his service as lead independent director and Ms. Suzanne D. Snapper, who received 3,800 shares for her two quarters of service.

Unvested restricted stock grants will become fully vested on the date each non-employee director ceases serving on the Board of Directors unless such director is removed for cause. Pursuant to the Automatic Stock Grant Program, each Board member who receives stock grants must, while serving on the Board and for at least 90 days thereafter, maintain ownership of a minimum of thirty-three percent (33%) of the cumulative shares granted to him or her. Our Board of Directors and Compensation Committee considered the total compensation paid to directors of peer companies in deciding to grant these automatic stock awards. However, our Board of Directors and Compensation Committee ultimately determined the amount of stock awards based on what they considered to be an appropriate incentive for board service to the Company, and not on the amount awarded to directors of peer companies. Our Board of Directors has also determined that it may be necessary to provide additional incentives to prospective directors in order to recruit talented leaders to serve on the Board of Directors.

None of our directors or director nominees has any agreement or arrangement with any third party that relates to compensation or other payment in connection with that person’s candidacy or service as a director of our Company.

The following table sets forth the compensation awarded to, earned by, or paid to our non-employee directors for the year ended December 31, 2025. Each of the directors included in the table served for the full-year 2025, with the exception of Suzanne D. Snapper, who joined the Board of Directors on May 16, 2025 and JoAnne Stringfield, who resigned from the Board of Directors on May 16, 2025.

Name	Fees Earned ($)	Stock Awards ($)(1)	Total($)

Christopher R. Christensen(2)	42,000	194,693	236,693
John G. Nackel, Ph.D.(3)	64,500	194,693	259,193
Stephen M. R. Covey(4)	47,500	194,693	242,193
Suzanne D. Snapper(5)	30,938	92,530	123,468
Scott E. Lamb(6)	67,500	245,928	313,428
Gregory K. Morris, M.D.(7)	54,000	194,693	248,693
Barry M. Smith(8)	57,000	194,693	251,693
JoAnne Stringfield(9)	26,250	102,163	128,413

(1)
This column reflects the total dollar amount recognized for financial statement reporting purposes with respect to the fair value of the restricted stock awards granted to each of the directors in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation. Mr. Christopher R. Christensen, Dr. John G. Nackel, Mr. Stephen M. R. Covey, Mr. Barry M. Smith, and Dr. Gregory K. Morris each received grants of 1,900 shares of restricted stock in the first month of each quarter for the full-year 2025. Mr. Scott E. Lamb received grants of 2,400 shares of restricted stock in the first month of each quarter for the full-year 2025. Ms. Suzanne D. Snapper received grants of 1,900 shares of restricted stock in the first month of the third and fourth quarters in 2025. Ms. JoAnne Stringfield received grants of 1,900 shares of restricted stock in the first month of the first and second quarters in 2025. Compensation expense for stock awards granted to Board of Directors were recognized in full on the date these awards were granted.

(2)	As of December 31, 2025, Mr. Christensen had no stock awards outstanding and 8,000 option awards outstanding.
(3)	As of December 31, 2025, Dr. Nackel had no stock awards outstanding and 8,000 option awards outstanding.
(4)	As of December 31, 2025, Mr. Covey had no stock awards outstanding and 5,000 option awards outstanding.
(5)	As of December 31, 2025, Ms. Snapper had no stock awards outstanding and no option awards outstanding.
(6)	As of December 31, 2025, Mr. Lamb had no stock awards outstanding and 5,000 option awards outstanding.
(7)	As of December 31, 2025, Dr. Morris had no stock awards outstanding and no option awards outstanding.
(8)	As of December 31, 2025, Mr. Smith had no stock awards outstanding and no option awards outstanding.
(9)	Ms. Stringfield resigned from the Board on May 16, 2025.

Communications with Directors

Stockholders who would like to send communications to our Board of Directors, any Board Committee or to any individual director may do so by submitting such communications by mail to Kirk S. Cheney, c/o The Pennant Group, Inc., 1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Cheney will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by Mr. Cheney to ensure appropriate and careful review of the matter.

PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2026. Deloitte has served as our auditor since 2019. The affirmative vote of a majority of the outstanding common stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the appointment of Deloitte.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We engaged Deloitte to provide audit services to us during fiscal year 2025. The following table sets forth the fees for services rendered by Deloitte for the years ended December 31, 2025 and 2024:

	2025	2024

Audit Fees(1)	$1,535,000	$1,449,198
Audit-Related Fees(2)	1,147,704	—
All Other Fees(3)	1,895	1,895
Total	$2,684,599	$1,451,093

(1)	Audit fees include fees for professional services rendered in connection with the annual audit of the Company’s financial statements and the review of the Company’s interim financial statements included in quarterly reports, as well as fees for services that generally only the independent registered public accounting firm can be reasonably expected to provide, including comfort letters, consents, and review of registration statements filed with the SEC.
(2)	Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements or internal control over financial reporting. This category includes fees related to the performance of audits and attest services not required by statute or regulations and due diligence related to mergers, acquisitions, and investments.
(3)	This amount represents subscription fees paid to Deloitte for use of an accounting research tool during the years ended December 31, 2025 and 2024.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee approved all audit, audit-related, tax and other fees for services performed by our independent registered public accounting firm during 2025. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Audit Pre-Approval Policy”). The Audit Pre-Approval Policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the Audit Committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the Audit Committee is required. Specific pre-approval of services is considered at the regular meetings of the Audit Committee. The Audit Pre-Approval Policy delegates authority to the Chairman of the Audit Committee to grant specific pre-approval between regularly scheduled Audit Committee meetings for audit and audit related services not to exceed $100,000 and all other services not to exceed $50,000. The Audit Pre-Approval Policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the Audit Committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company’s ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Audit Committee Report

Our Audit Committee has reviewed and discussed with our management our audited consolidated financial statements and the establishment and maintenance of internal controls over financial reporting and has discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. Our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Our Audit Committee has also considered whether the provision of non-audit services provided to us by our independent registered public accounting firm is compatible with maintaining its independence and has discussed with the auditors such auditors’ independence.

Based on its review, our Audit Committee recommended to our Board of Directors that the audited financial statements for the Company’s year ended December 31, 2025 be included in our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed on February 26, 2026.

Respectfully submitted by the Audit Committee of the Board of Directors,

Mr. Scott E. Lamb, Chair
Dr. John G. Nackel, Ph.D.
Ms. Suzanne D. Snapper

Members of the Audit Committee

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of March 17, 2026, other than Brent Guerisoli (whose biographical information is shown under “Directors and Nominees” above). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position

Brent J. Guerisoli	45	Chief Executive Officer
Lynette B. Walbom	48	Chief Financial Officer
John J. Gochnour	43	Chief Operating Officer and President
Kirk S. Cheney	44	EVP, General Counsel and Corporate Secretary
Jason P. Steik	42	Chief Clinical Officer

Lynette B. Walbom was appointed Chief Financial Officer of the Company on May 22, 2023. Prior to joining Pennant, Ms. Walbom was Vice President of Financial Reporting and Tax for Raising Cane’s Restaurants, LLC, a national restaurant chain operating in 35 states, which more than doubled in size—based on number of restaurants and geographic footprint—during her tenure. At Raising Cane’s, from 2016 to 2023, Ms. Walbom had broad responsibility for financial reporting, acquisitions, tax, accounting systems, and equity management. From 2003 to 2016, Ms. Walbom was Chief Financial Officer of a family office with investments in companies in several industries, including financial services, software development, real estate development and franchising. Ms. Walbom began her over 25-year career in accounting as a public company auditor at Deloitte. Ms. Walbom received her B.S. degree in accounting from Northern Arizona University—The W.A. Franke College of Business and is a certified public accountant.

John J. Gochnour was appointed Chief Operating Officer of Pennant upon its formation in 2019 and was appointed President of Pennant on August 1, 2022. As President and Chief Operating Officer, Mr. Gochnour oversees the Company’s operations across the country and leads Cornerstone Healthcare, the Company’s home health and hospice segment. In this role, John has contributed to the Company’s dramatic organic and inorganic growth, along with its successful clinical, cultural and financial performance. Prior to the formation of Pennant, Mr. Gochnour served as Executive Vice President and General Counsel of Cornerstone since January 2013. Mr. Gochnour played a critical role in the acquisition and integration efforts of Cornerstone and Ensign’s other new business ventures, by sourcing, negotiating and helping to integrate acquisitions across 12 states and multiple industries. Mr. Gochnour also founded the Cornerstone Service Center, which provides consulting and management services in the areas of finance, legal, human resources, and information technology to operations across the Cornerstone platform. Prior to joining Cornerstone, Mr. Gochnour was an attorney at the law firm Paul Hastings LLP in Costa Mesa, California, where he litigated complex civil disputes and advised clients related to risk management, general liability, and employment issues. Mr. Gochnour received his law degree from the Duke University School of Law.

Kirk S. Cheney is Pennant’s Executive Vice President, General Counsel and Corporate Secretary. In this role, Mr. Cheney oversees acquisitions and government relations, along with the legal, regulatory, and risk management functions of the Company. He also plays a key role leading the Company’s Service Center to help ensure that its performance accelerates Pennant’s overall results. Mr. Cheney joined the Pennant Group in 2019 and was appointed an Executive Vice President in March 2025. Prior to Pennant, Mr. Cheney served as General Counsel for Click Sales, Inc., a technology company that provides payment attribution and processing for online sales. Previously, Mr. Cheney practiced corporate law at the international and national law firms of Vinson & Elkins, LLP and Holland & Hart, LLP, where he counseled clients on litigation matters, corporate transactions, and debt restructuring and investments. Mr. Cheney received his law degree from Yale Law School, where he was an editor of the Yale Law Journal.

Jason P. Steik is the Chief Clinical Officer of the Company. Since 2020, Mr. Steik has led the Company’s clinical and quality teams, helping set Pennant apart as the provider of choice in its local communities. Mr. Steik has a broad spectrum of healthcare leadership experience, including serving as Chief Nursing Officer of a regional Acute Care Medical Center for LifePoint Health from 2018 to 2020. Mr. Steik previous experience includes Emergency, Trauma, and Heart & Vascular department leadership. Mr. Steik is a Certified Professional in Patient Safety (CPPS) through the Institute for Healthcare Improvement. With more than 15 years of acute and post-acute care experience, Mr. Steik is passionate about bridging the acute to post-acute spectrum of care and bringing high quality, compassionate healthcare into the home. Mr. Steik received his Bachelor of Science in Nursing degree from Boise State University and his Master of Business Administration from the University of Massachusetts, Amherst.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis explains the key elements of our executive compensation program and compensation decisions regarding the following named executive officers (“NEOs”) for 2025:

Name	Position

Brent J. Guerisoli	Chief Executive Officer
Lynette B. Walbom	Chief Financial Officer
John J. Gochnour	Chief Operating Officer and President
Kirk S. Cheney	Executive Vice President, General Counsel and Corporate Secretary
Jason P. Steik	Chief Clinical Officer
The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on our objectives, principles, practices and decisions with regard to the compensation of the executive officers that participate in our executive officer compensation plan.
 Compensation Policy and Objectives
We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, based upon the value each executive officer provides to our Company, and designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be closely related to factors that directly and indirectly influence stockholder value, the “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential. In addition, commensurate with our belief that those of our employees who behave like owners should have the opportunity to become owners, our executive officers typically have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our stockholders. To that end, it is the view of our Board of Directors and the Compensation Committee that the total compensation program for executive officers should consist of the following:

•Base salary;
•Annual and other short-term cash bonuses;
•Long-term incentive compensation; and
•Certain other benefits.
The Compensation’ Committee believes that our executive compensation program has been appropriately designed to provide a level of incentives that do not encourage our NEOs to take unnecessary risks in managing their respective functions. As discussed above, a substantial portion of our NEOs’ compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success.
In addition, we measure performance on a variety of bonus criteria other than our profit to determine an executive’s annual incentive compensation award, such as clinical quality standards, positive survey and audit results, good corporate governance practices, leadership development, positive patient feedback and feedback from other employees regarding such executive’s performance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. In combination, the Compensation Committee believes that the various elements of our executive compensation program sufficiently tie our executives’ compensation opportunities to our focus on sustained long-term growth and performance.
The Compensation Committee’s charter enables the Compensation Committee to retain a compensation consultant, legal counsel, or other adviser (a “Compensation Adviser”). The Compensation Committee is directly responsible for the appointment, compensation, and oversight of any such Compensation Adviser. In establishing our executive compensation packages, the Compensation Committee may generally review relevant market data of executives of companies in the healthcare services industry based on publicly available information. The Compensation Committee may select, or receive advice from, a Compensation Adviser only after conducting the independence assessment of such Compensation Advisor, as outlined in Nasdaq listing standards and SEC rules.
The Company engages periodically with a Compensation Adviser to review and advise the Compensation Committee on the Company’s executive compensation. The Compensation Adviser analyzes target total compensation paid to our NEOs and certain other key leaders, including their base cash compensation, cash incentive compensation, and equity compensation in comparison to peer companies. The Compensation Adviser notes similarities and differences among peer companies, provides insight into appropriate compensation considerations, and assesses the effectiveness of the Company’s executive compensation plan to attract and retain talented executives. The data and recommendations of the Compensation Adviser is used by the Compensation Committee to help inform total compensation targets for the Company’s executives. Based on this review process, and the Committee’s own consideration and analysis, our Compensation Committee concluded that the Company’s executive compensation is reasonable and appropriate in relation to peer companies. The Compensation Committee did not retain a Compensation Adviser relating to executive compensation in 2025, but did reference compensation studies performed for the Company previously.
The Compensation Committee supports the Company’s commitment to administer compensation equitably without regard to race, color, religion, gender, sexual orientation, national origin, genetics, disability, age, or veteran status.
Principal Economic Elements of Executive Compensation

Base Salary. We believe it is important to pay our executives salaries within a competitive market range in order to attract and retain highly talented executives, and that a substantial portion of executives’ annual earning potential should be “at risk” and tied to Company performance. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We believe that the base salaries and the total compensation of our executives are comparable to the median total compensation of executives with similar positions at comparable companies. Each of our executives’ base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our Company. The Compensation Committee considered each of these factors in determining the compensation each executive would be paid in 2025. We may elect to change this practice in future years. The decision, if any, to materially increase or decrease an executive’s base salary in subsequent years will likely be based upon these same factors and others recommended by a compensation consultant, if any. Our Compensation Committee makes decisions regarding base salary at the time the executive is hired, and makes decisions regarding any changes to base salary on an annual basis.

Annual Cash Bonuses. We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance under the criteria set forth in our executive compensation plan. Historically, in the first quarter of each year, our Compensation Committee identifies the plan’s participants for the year and establishes an objective formula by which the amount, if any, of the plan’s bonus pool will be determined. The bonus pool calculation is adjusted by clinical and governance performance benchmarks that can increase or decrease the bonus pool based on the achievement of pre-established targets.

Our Compensation Committee established the following formula for the 2025 bonus pool:

Adjusted Annual Earnings Before Taxes[1] (“AEBT”) in 2025	Bonus Pool

For AEBT up to $17.5 million	$—
For AEBT greater than $17.5 million, but less than $18.0 million	AEBT between $17.5 million and $18.0 million * 5.0%
For AEBT greater than $18.0 million, but less than $19.0 million	$0.025 million + (amount of AEBT between $18.0 million and $19.0 million * 7.5%)
For AEBT greater than $19.0 million, but less than $20.5 million	$0.1 million + (amount of AEBT between $19.0 million and $20.5 million * 10.0%)
For AEBT greater than $20.5 million, but less than $23.5 million	$0.25 million + (amount of AEBT between $20.5 million and $23.5 million * 12.5%)
For AEBT greater than $23.5 million, but less than $100.0 million	$0.625 million + (amount of AEBT between $23.5 million and $100.0 million * 15.0%)

(1)	The bonus pool was based on non-GAAP AEBT. AEBT is defined as net income before (i) costs at start-up operations, (ii) share-based compensation expense, (iii) acquisition related costs, (iv) activities associated with transitioning operations, (v) redundant or non-recurring transition services costs, (vi) unusual, non-recurring, or redundant charges, and (vii) net income attributable to noncontrolling interest.

Based on performance, the executive bonus pool formula above is adjusted for the following: 1) if AEBT declines from prior year levels, the lowest target boundary will increase by 10-20%; 2) if AEBT increases by 5% or less compared to the prior year levels, then the lowest target boundary will increase by 5%; and 3) if AEBT declines by 5% or more, then the Compensation

Committee may reduce the incentive paid under the plan by as much as 100%. AEBT, as a measure, is more fully described and reconciled to the nearest GAAP measures on pages 35-37 of the 2025 Form 10-K.

The clinical measures that our Compensation Committee consider include our success in achieving positive survey results, hospice composite measure trends, and Centers for Medicare and Medicaid Services’ five-star home health rating. The governance measures that our Compensation Committee considers includes culture of the organization, strategic organizational development, risk management and leadership development throughout the organization. Our Compensation Committee reviews each participating executive’s performance including the financial, clinical and governance measures with consideration of feedback from other employees and may, at its discretion, allocate more or less to the bonus pool, at any time during the fiscal year or during the subsequent year’s first quarter review. Our Compensation Committee exercises discretion in the allocation of the bonus pool among the participating executives. We allocate executive bonus compensation between cash and non-cash compensation, such that if the total executive pool is greater than a specified amount, for every dollar greater than the stated amount, half of the incentive will be paid in cash and half will be paid in fully vested restricted stock awards. As the bonus pool exceeded the stated amount (which was $3.0 million for 2025), a portion of the total executive incentive was paid in cash and a portion was paid in restricted stock.

The Compensation Committee determined, based on the predetermined formula, that the bonus pool for 2025, including adjustments to the bonus pool approved by our Compensation Committee based on clinical performance, leadership development, and growth, was $6.7 million. Incentive performance bonuses for 2025 were allocated to the executive officers who participated in the executive incentive program as follows: Mr. Guerisoli, $1,737,874 in cash and $662,117 in restricted stock; Mr. Gochnour, $1,586,966 in cash and $613,016 in restricted stock; Ms. Walbom, $1,178,055 in cash and $471,922 in restricted stock; and Mr. Cheney, $365,100 in cash and $134,886 in restricted stock. Messers. Cheney and Steik received incentive pay separate from the program outlined above. Mr. Cheney’s received an additional $500,000 in cash based on the Company’s performance, his successful leadership of the Service Center, and his contributions to key initiatives in the year, including the Company’s significant acquisitions and other strategic partnerships. Mr. Steik participated in an incentive program tied to the financial and clinical performance of the Company’s home health and hospice segment and was awarded a cash incentive bonus for 2025 of $1,031,274. The bonus program for the Company’s home health and hospice segment is structured similarly to the executive bonus pool described above with metrics and targets specific to that operating segment.

Each year, our Compensation Committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. The Compensation Committee may increase the amount of adjusted annual income that must be achieved in order to increase the difficulty of generating the same or a larger bonus pool year-over-year. The allocation of this bonus pool to the participating executives remains discretionary based upon the Compensation Committee’s determination of each participating executive’s contribution to our annual performance and value to the organization going forward. The 2025 financial performance goals and bonus pool formula were established by the Compensation Committee consistent with historical practices. In addition, the Compensation Committee can (and is some cases, must) “clawback” certain performance-based compensation paid to our executives under our executive incentive plan in certain circumstances where there has been a restatement of the Company’s financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the incentive payments were based.

Long-Term Incentive Compensation. We believe that long-term performance is achieved through an ownership culture. Accordingly, we encourage long-term performance by our executives and other key personnel throughout the organization through the use of stock-based awards. We have adopted an equity incentive plan that permits the grant of stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Historically, we have generally issued stock options and, less frequently, restricted stock under this plan.

In order to preserve the link between the interests of executives and other key personnel and those of stockholders, we generally grant stock awards to those executives and others who have performed at a high level and have demonstrated qualities of an ownership culture. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the granting of stock based awards.

Except with respect to grants to our directors and other stock grants issued pursuant to the executive incentive plan, the stock options and restricted stock awards that we grant generally vest over five years (20% on each anniversary of the grant date). If a recipient’s employment with us terminates, then the stock options and restricted stock that remain unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation. Until vested, the stock options and restricted stock may not be transferred, and vested options and shares shall be subject to our insider trading policy. Stock options generally have a maximum term of ten years. The grant dates of our stock options and restricted stock awards are generally the date our Board of Directors or Compensation Committee meets to approve such stock option grants or restricted stock awards. Our Board of Directors or Compensation Committee historically has approved stock-based awards at regularly scheduled meetings. Our Board of Directors and Compensation Committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement or position change grant; regardless of whether or not our Board of Directors or Compensation Committee knows material non-public information on such date. The exercise price of our stock options is the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the Nasdaq Stock Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents.

Our Chief Executive Officer historically has made recommendations to our Compensation Committee and Board of Directors regarding the amount of stock options and other compensation to grant to our other executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

Although we do not have any formal policy for determining the amount of stock-based awards or the timing of our stock-based awards, we have historically granted stock options or restricted stock to high-performing employees (i) in recognition of their individual achievements and contributions to our Company, and (ii) in anticipation of their future service and achievements. We may in the future introduce a more formal plan.

Other Compensation. Our executives are eligible to receive the same benefits that are available to similarly situated employees, including the premiums paid to provide life insurance equal to each executive’s annual salary and the premiums to provide accidental death and dismemberment insurance. Certain of our executives also receive allowances for automobiles and third-party tax services.

Compensation Committee Report
The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions with management, the Compensation Committee recommended to our Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed on February 26, 2026.
Respectfully submitted by the Compensation Committee of the Board of Directors,

Dr. John G. Nackel, Ph.D., Chair
Mr. Stephen M. R. Covey
Mr. Barry M. Smith

Members of the Compensation Committee

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table
The following table sets forth certain information with respect to compensation for the years ended December 31, 2023, 2024, and 2025, earned by, awarded to, or paid to our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Brent J. Guerisoli Chief Executive Officer	2025	444,711	—	662,117	885,588	1,737,874	9,186	3,739,476
	2024	415,304	—	106,657	463,355	1,600,000	8,764	2,594,080
	2023	362,500	—	—	497,136	1,000,000	8,884	1,868,520
Lynette B. Walbom Chief Financial Officer	2025	338,654	—	471,922	664,191	1,178,055	7,606	2,660,428
	2024	311,490	—	59,997	324,348	900,000	3,032	1,598,867
	2023	206,250	—	—	183,542	350,000	75,400	815,192
John J. Gochnour President and Chief Operating Officer	2025	369,711	—	613,016	811,789	1,586,966	10,190	3,391,672
	2024	344,711	—	83,338	370,684	1,250,000	9,461	2,058,194
	2023	316,668	—	—	369,754	800,000	8,713	1,495,135
Kirk S. Cheney EVP, General Counsel and Corporate Secretary	2025	285,865	500,000	134,886	516,593	365,100	283	1,802,727
	2024	264,150	500,850	—	185,342	—	1,282	951,624
	2023	250,000	250,512	—	212,304	—	238	713,054
Jason P. Steik Chief Clinical Officer	2025	283,654	1,031,274	—	516,593	—	1,765	1,833,286
	2024	269,344	472,200	82,000	185,342	—	1,708	1,010,594
	2023	257,726	250,000	—	212,304	—	966	720,996

(1)	Represents amounts earned under discretionary incentive programs other than the executive incentive program in the corresponding year but paid in the first quarter of the following year.
(2)
The annual amounts shown are the amounts of total compensation cost which will be recognized over the five-year vesting period related to restricted stock awards which were granted during fiscal years 2025, 2024, and 2023, as a result of the adoption of ASC 718. For a discussion of valuation and forfeiture assumptions, see Note 12, Options and Awards, in our consolidated financial statements in our 2025 Form 10-K. In addition, a portion of the amounts paid under the 2025 annual executive incentive program to Brent J. Guerisoli, Lynette B. Walbom, John J. Gochnour, and Kirk S. Cheney, in the amounts of $662,117, $471,922, $613,016, and $134,886, respectively, were made in the form of fully vested restricted stock awards. In 2024, a portion of the amounts paid under the annual executive incentive program to Brent J. Guerisoli, Lynette B. Walbom, and John J. Gochnour, in the amounts of $106,657, $59,997, and $83,338, respectively, were made in the form of fully vested restricted stock awards.

(3)
The annual amounts shown are the amounts of total compensation cost which will be recognized over the five year vesting period related to options to purchase common stock which were granted during fiscal years 2025, 2024, and 2023, as a result of the adoption of ASC 718. These awards are not immediately exercisable. For a discussion of valuation and forfeiture assumptions, see Note 12, Options and Awards, in our consolidated financial statements in our 2025 Form 10-K.

(4)	Represents amounts earned under the executive incentive program in the corresponding year but paid in the first quarter of the following year.
(5)	Details about the amounts in the “All Other Compensation” column for fiscal year 2025 are set forth in the table below:

Name	Car Allowance ($)	Tax Preparation ($)	Other Benefits(a) ($)	Total All Other Compensation ($)

Brent J. Guerisoli	7,200	1,275	711	9,186
Lynette B. Walbom	5,815	670	1,121	7,606
John J. Gochnour	7,200	1,715	1,275	10,190
Kirk S. Cheney	—	—	283	283
Jason P. Steik	—	885	880	1,765
(a) Other benefits consist of cell phone allowances, insurance, and miscellaneous benefits

Pay Versus Performance

The following table sets forth certain information required by Item 402(v) of Regulation S-K (“PvP Rules”). For a better understanding of how our Compensation Committee evaluates and sets executive compensation, please see the “Compensation Discussion and Analysis” (“CD&A”) above.
Pursuant to the PvP Rules, the pay versus performance table (“PvP Table”) (set forth below) is required to include, for each year, the compensation actually paid (“CAP”) for the principal executive officer (“PEO”) and the average CAP for Non-PEO NEOs. CAP represents a calculation of compensation that differs significantly from the Summary Compensation Table ("SCT") calculation of compensation presented in the CD&A, as well as from the way in which the Compensation Committee makes annual compensation decisions, as discussed in the CD&A. For example, the CAP calculation for a given year includes the change in fair value of multiple years of equity grants that are outstanding and unvested during the year, whereas the Summary Compensation Table calculation includes only the grant date fair value of equity awards that are granted during the year. These differences result in a CAP calculation that may be higher or lower than the corresponding Summary Compensation Table calculation, and that also may be more significantly impacted by changes in stock price. Outstanding equity awards may be represented in more than one year of the PvP Table.
Pay Versus Performance Table

The following table and footnotes set forth required compensation information for our PEO and our other Non-PEO NEOs (averaged) along with total shareholder return, net income, and Adjusted net income performance results for fiscal 2025, 2024, 2023, 2022, and 2021.

Year	Summary Compensation Table Total for Current PEO	Summary Compensation Table Total for Prior PEO	Compensation Actually Paid to Current PEO	Compensation Actually Paid to Prior PEO	Average Summary Comp. Table Total for Non-PEO NEOs	Average Comp. Actually Paid to Non-PEO NEOs	Year-end value of $100 invested on 1/1/2021 in:		Net Income (in millions)	Adjusted Net Income (in millions)
							Pennant Group	Industry Peer Group
	($)(1)	($)(1)	($)(1).(2)	($)(1).(2)	($)(1)	($)(1).(2)	($)(3)	($)(3)	($)(4)	($)(5)

2025	3,739,476	N/A	2,972,728	N/A	2,422,028	2,078,172	48	98	34	42
2024	2,594,080	N/A	4,498,032	N/A	1,404,820	2,228,066	46	95	24	30
2023	1,868,520	N/A	2,388,485	N/A	820,652	1,018,223	24	96	14	22
2022	1,559,281	(3,296,796)	700,092	(14,325,297)	828,145	145,181	19	82	7	17
2021	N/A	348,668	N/A	(41,376,946)	601,733	(2,359,016)	40	98	2	14

(1)
For 2024 and 2025, the PEO was Brent J. Guerisoli (“Current PEO”) and the Non-PEO NEOs were John J. Gochnour, Lynette B. Walbom, Jason P. Steik, and Kirk S. Cheney.

For 2023, the PEO was Brent J. Guerisoli and the Non-PEO NEOs were Jennifer L. Freeman, John J. Gochnour, Lynette B. Walbom, Jason P. Steik, and Kirk S. Cheney.

For 2022, the PEO was Daniel H. Walker until August 1, 2022, at which point Brent J. Guerisoli became PEO. Non-PEO NEOs were Jennifer L. Freeman, John J. Gochnour, and Derek J. Bunker.

For 2021, the PEO was Daniel H. Walker and the Non-PEO NEOs were Jennifer L. Freeman, John J. Gochnour, Brent J. Guerisoli, and Derek J. Bunker.

(2)	For 2025, CAP was determined by making the following adjustments for equity awards:

	Reported Summary Compensation Table (“SCT”) Total	Deductions of Amount Reported in "Stock Awards" Column of the SCT (i)	Year End Fair Value of Equity Awards Granted in the Year that remain Unvested at Year End (ii)	Fair Values at Vest Date for Awards Granted and Vested in the Current Year (iii)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Remain Unvested at Year End (iv)	Change in Fair Value Between Prior Year End and Vesting Date for Awards Granted in Prior Years that Vested in the Year (v)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year (vi)	Compensation Actually Paid ("CAP")
	($)	($)	($)	($)	($)	($)	($)	($)

Current PEO	3,739,476	(1,547,705)	958,451	106,657	(99,620)	(184,531)	—	2,972,728
Non-PEO NEOs	2,422,028	(932,248)	678,903	35,834	(51,826)	(74,519)	—	2,078,172

Summary Compensation Table amounts reflect the grant date fair values of equity awards. For CAP calculation purposes, adjustments are made to reflect fair values as of each measurement date. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant, with the exception of the share price used in the valuations. The equity award adjustments for fiscal year 2025 include the addition or subtraction of the following:

i.Deduction for the amounts reported in the “Stock Awards” column of the Summary Compensation Table.
ii.Fair value, calculated in accordance with ASC Topic 718, as of the end of the reported fiscal year of equity awards granted in the reported fiscal year that were outstanding and unvested as of the end of the reported fiscal year.
iii.Fair values at vest date for awards granted and vested in the current year.
iv.Change in fair value, calculated in accordance with ASC Topic 718, as of the end of the reported fiscal year from the end of the prior fiscal year, of equity awards granted in prior years that are outstanding and unvested as of the end of the reported fiscal year.
v.Change in fair value, calculated in accordance with ASC Topic 718, from the end of the prior fiscal year to the vesting date for awards granted in prior years that vested in the reported year.
vi.For awards granted in prior years that failed to meet the applicable vesting conditions during the applicable year, a deduction equal to the fair value as of the end of the prior fiscal year.

(3)
Represents the cumulative total shareholder return (“TSR”) of our common stock and the cumulative TSR of our new industry peer group (the “Peer Group TSR”), as of the end of each year, as reflected in our stock performance graph in our 2025 Form 10-K. The values reflect what the cumulative value of $100 would be at the end of each fiscal year, including reinvestment of dividends, if such amount were invested on January 1, 2021. Although our industry peer group, which is a custom peer group, is comprised of companies in the post-acute health care industry, Pennant and its peers may have different business lines, geographies, business models, and acuity mixes. The companies included in our new peer group are as follows: Addus Homecare Corporation (“ADUS”), Aveanna Healthcare Holdings Inc. (“AVAH”), Brookdale Senior Living, Inc. (“BKD”), Chemed Corporation (“CHE”), Enhabit, Inc. (“EHAB”), and Sonida Senior Living Inc (“SNDA”). No generally-recognized or published index exists for companies with our mix of home-health, hospice, and senior living businesses.

Changes to our previous industry peer group were necessitated by the acquisition of Amedisys, Inc. (“AMED”) by UnitedHealth Group Incorporated (“UnitedHealth”) and the spin-off of EHAB from Encompass Health Corporation (“EHC”). TSR results for our previous peer group for 2021, 2022, 2023, 2024, and 2025 would have been $79, $71, $81, $89, and $92, respectively.

(4)	The dollar amounts reported represent Net Income as reflected in our audited financial statements for the applicable year.

(5)	Adjusted net income is defined as net income before (i) costs at start-up operations, (ii) share-based compensation expense, (iii) acquisition related costs, (iv) activities associated with transitioning operations, (v) redundant or non-recurring transition services costs, (vi) unusual, non-recurring, or redundant charges, (vii) net income attributable to noncontrolling interest, and (viii) the tax impact of the adjustments to GAAP net income.

Most Important Performance Measures for 2025

The following is an unranked list of the financial measures we consider most important in linking company performance and CAP for the most recently completed fiscal year.

Measure

Adjusted Net Income
Adjusted EBT
Segment Adjusted EBITDAR
Adjusted EBITDA
Clinical Quality
Leadership Development

Relationship Between CAP and Financial Performance

We believe both the SCT and the PvP Table reflect our pay-for-performance philosophy. As described in the CD&A, a significant portion of annual target compensation awarded to NEOs is compensation at risk and contingent on the Company’s performance against pre-established performance goals.

The charts below are based on information provided in the above table to illustrate the relationship of our compensation actually paid to the current PEO, prior PEO, and the average compensation actually paid to our Other NEOs, with: (1) Company TSR, (2) Peer Group TSR, (3) Net Income, and (4) Adjusted Net Income, the last of which the Company has selected as the most important financial performance used to link compensation actually paid to its NEOs for the most recently completed fiscal year and its performance.

CAP vs. Total Shareholder Return
50.0
40.0
30.0
20.0
10.0
0.0
(10.0)
(20.0)
(30.0)
(40.0)
(50.0)
Compensation (in $millions)
$100
$80
$60
$40
$20
$—
$(20)
$(40)
$(60)
$(80)
$(100)
Total Shareholder Return on $100 Invested at Beginning of Period
2021
2022
2023
2024
2025
Peer Group value of $100 Invested 1/1/2021
PNTG value of $100 Invested 1/1/2021
Non-PEO NEOs Average CAP
Prior PEO CAP
Current PEO CAP

CAP vs. Net Income and Adjusted Net Income
30.0
20.0
10.0
0.0
(10.0)
(20.0)
(30.0)
(40.0)
(50.0)
Compensation (in $millions)
60.0
40.0
20.0
0.0
(20.0)
(40.0)
(60.0)
(80.0)
(100.0)
Net Income & Adjusted Net Income (in $millions)
2021
2022
2023
2024
2025
Adjusted Net Income ($ millions)
Net Income ($ millions)
Non-PEO NEOs Average CAP
Prior PEO CAP
Current PEO CAP

Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to our NEOs in 2025, or in connection with the 2025 executive incentive program.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Brent J. Guerisoli	5/16/2025	—		60,000	30.22	885,588	(1)
	3/3/2026	20,052	(2)	—	—	662,117
Lynette B. Walbom	5/16/2025	—		45,000	30.22	664,191	(1)
	3/3/2026	14,292	(2)	—	—	471,922
John J. Gochnour	5/16/2025	—		55,000	30.22	811,789	(1)
	3/3/2026	18,565	(2)	—	—	613,016
Kirk S. Cheney	5/16/2025	—		35,000	30.22	516,593	(1)
	3/3/2026	4,085	(2)	—	—	134,886
Jason P. Steik	5/16/2025	—		35,000	30.22	516,593	(1)

(1)
The options amounts shown are the aggregate fair value of the stock option awards which were granted under the 2019 Plan in fiscal year 2025, which will be recognized over a five-year vesting period, as a result of adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. These awards are not immediately exercisable. For a discussion of valuation and forfeiture assumptions, see Note 12, Options and Awards, in our consolidated financial statements in our 2025 Form 10-K.

(2)
Represents the number of restricted shares of our common stock awarded in lieu of a cash bonus payable under our executive incentive program for 2025 performance. The shares were fully vested on the grant date in March 2026. The value of these shares is included in the 2025 Executive Compensation pool which is already disclosed in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of December 31, 2025. The market value of the shares in the following table is the fair value of such shares at December 31, 2025.

Name		Option awards					Stock awards
	Grant Date	Number of Securities underlying unexercised options exercisable (#)(1)	Number of securities underlying unexercised options unexercisable (#)(1)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)

Brent J. Guerisoli	5/16/25	—	60,000	—	30.22	5/16/35	—	—
	3/4/24	10,000	40,000	—	18.79	3/4/34	—	—
	8/22/23	4,000	6,000	—	12.52	8/22/33	—	—
	2/28/23	24,000	36,000	—	15.02	2/28/33	—	—
	7/25/22	—	—	—	—	—	18,000	506,700
	2/21/22	15,000	10,000	—	14.13	2/21/32	—	—
	5/25/21	12,000	3,000	—	31.54	5/25/31	—	—
	10/28/20	40,000	—	—	38.88	10/28/30	—	—
	8/15/20	6,000	—	—	37.98	8/15/30	—	—
	5/27/20	20,000	—	—	27.56	5/27/30	—	—
	10/1/19	65,000	—	—	15.09	10/1/29	—	—
	5/31/18	14,282	—	—	6.16	5/31/28	—	—
	5/25/17	12,497	—	—	4.54	5/25/27	—	—
	5/26/16	8,926	—	—	3.84	5/26/26	—	—

Lynette B. Walbom	5/16/25	—	45,000	—	30.22	5/16/35	—	—
	3/4/24	7,000	28,000	—	18.79	3/4/34	—	—
	8/22/23	2,800	4,200	—	12.52	8/22/33	—	—
	5/25/23	10,000	15,000	—	11.60	5/25/33	—	—

John J. Gochnour	5/16/25	—	55,000	—	30.22	5/16/35	—	—
	3/4/24	8,000	32,000	—	18.79	3/4/34	—	—
	8/22/23	2,800	4,200	—	12.52	8/22/33	—	—
	2/28/23	18,000	27,000	—	15.02	2/28/33	—	—
	7/25/22	—	—	—	—	—	16,000	450,400
	2/21/22	6,000	4,000	—	14.13	2/21/32	—	—
	5/25/21	12,000	3,000	—	31.54	5/25/31	—	—
	10/28/20	15,000	—	—	38.88	10/28/30	—	—
	8/15/20	6,000	—	—	37.98	8/15/30	—	—
	5/27/20	15,000	—	—	27.56	5/27/30	—	—
	10/1/19	77,000	—	—	15.09	10/1/29	—	—
	5/31/18	17,853	—	—	6.16	5/31/28	—	—
	5/25/17	8,926	—	—	4.54	5/25/27	—	—
	10/26/16	12,572	—	—	6.10	10/26/26	—	—
	5/26/16	8,926	—	—	3.84	5/26/26	—	—

Kirk S. Cheney	5/16/25	—	35,000	—	30.22	5/16/35	—	—
	3/4/24	4,000	16,000	—	18.79	3/4/34	—	—
	8/22/23	2,000	3,000	—	12.52	8/22/33	—	—
	2/28/23	10,000	15,000	—	15.02	2/28/33	—	—
	7/25/22	—	—	—	—	—	5,600	157,640

	6/1/22	1,800	1,200	—	18.03	6/1/32	—	—
	10/26/21	2,400	600	—	24.04	10/26/31	—	—
	5/25/21	4,000	1,000	—	31.54	5/25/31	—	—
	10/28/20	5,000	—	—	38.88	10/28/30	—	—
	8/15/20	4,000	—	—	37.98	8/15/30	—	—
	5/27/20	5,000	—	—	27.56	5/27/30	—	—
	10/1/19	4,200	—	—	15.09	10/1/29	—	—

Jason P. Steik	5/16/25	—	35,000	—	30.22	5/16/35	—	—
	11/13/24	—	—	—	—	—	2,000	56,300
	3/4/24	4,000	16,000	—	18.79	3/4/34	—	—
	8/22/23	2,000	3,000	—	12.52	8/22/33	—	—
	2/28/23	10,000	15,000	—	15.02	2/28/33	—	—
	7/25/22	—	—	—	—	—	5,600	157,640
	2/21/22	1,200	800	—	14.13	2/21/32	—	—
	10/26/21	2,400	600	—	24.04	10/26/31	—	—
	5/25/21	4,000	1,000	—	31.54	5/25/31	—	—
	10/28/20	5,000	—	—	38.88	10/28/30	—	—
	8/25/20	2,500	—	—	37.70	8/25/30	—	—

(1)	Options granted to employees of the subsidiaries of Pennant generally vest over five years at 20% per year on the anniversary of the grant date. Options expire ten years after the date of grant.
(2)	Stock awards granted to employees of the subsidiaries of Pennant generally vest over five years at 20% per year on the anniversary of the grant date.
(3)	The market value of these shares at December 31, 2025 was $28.15 per share.

Option Exercises and Stock Vested

The following table provides information for our NEOs about options that were exercised and restricted stock that vested in 2025.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)

Brent J. Guerisoli	—	—	13,734	316,807
John J. Gochnour	6,286	113,179	11,699	270,138
Lynette B. Walbom	—	—	2,663	59,997
Kirk S. Cheney	3,800	38,304	2,800	65,380
Jason P. Steik	—	—	3,300	77,825

(1)
The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is the closing price of our common stock on the date of exercise.

(2)
The value realized on the vesting of restricted stock awards is equal to the number of shares vested multiplied by the market price of our common stock. The market price is the closing price of our common stock on the vesting date.

Employment Agreements

Our NEOs do not have employment agreements.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if it determines that doing so is in our best interests.

Non-Qualified Deferred Compensation

During fiscal year 2021, the Company implemented a non-qualified deferred compensation plan (the “DCP”) for executives, other highly compensated employees, independent contractors and non-employee directors which went into effect on June 1, 2021, effective for compensation to be paid in 2022 and thereafter. The independent contractors and non-employee directors are otherwise ineligible for participation in the Company’s 401(k) plan. The DCP allows participating employees to defer the receipt of a portion of their base compensation and certain employees up to 80% of their base salary and bonus compensation, or director fees. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited with earnings and losses based upon the actual performance of the deemed investments selected by the participant. The rate of return for each participant varies depending on the specific investment elections made by the participant. Additionally, the plan allows for the employee deferrals to be deposited into a rabbi trust and the funds are generally invested in individual variable life insurance contracts owned by us that are specifically designed to informally fund savings plans of this nature.

The following shows contributions and earnings during fiscal year 2025 and the account balances as of December 31, 2025, for our named executive officers who have contributed to the deferred compensation plan. All of the contributions that are reported in the table below were already included in the Summary Compensation Table.

Name	Aggregate Balance at December 31, 2024 ($)	Executive Contributions in 2025 ($)	Company Contributions in 2025 ($)	Aggregate Earnings in 2025 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2025 ($)

Brent J. Guerisoli	196,231	160,000	—	30,623	—	386,854
John J. Gochnour	515,824	625,000	—	202,562	—	1,343,386
Jason P. Steik	—	29,258	—	2,403	—	31,661

Change-in-Control and Severance Disclosure

We have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our NEOs, changes in their compensation or a change in control.

The Compensation Committee has the authority to accelerate the vesting of options and restricted stock, in certain circumstances, subject to the terms of the plans.

Insider Trading Policy

We have adopted a “Statement of Company Policy Regarding Insider Trading” (the “Insider Trading Policy”), which governs transactions in our securities by our directors, officers, employees, and contract personnel, that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations and Nasdaq listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our 2025 Form 10-K.

Hedging Transactions

Forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company prohibits all directors, officers or employees that hold the Company’s shares from engaging in such transactions, unless such transaction is approved in advance by the General Counsel and Board of Directors of the Company.

Practices for the Timing of Awards as They Relate to the Disclosure of Material Non-Public Information

We do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation

Committee has historically granted such awards on a predetermined annual schedule. In fiscal 2025, we did not grant new awards of stock options to our NEOs during the time period outlined in Item 402(x)(2) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Dr. John G. Nackel, Mr. Stephen M. R. Covey, and Mr. Barry M. Smith. None of the members of the Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2025 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee.

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, we determined the ratio of the annual total 2025 compensation of Mr. Brent J. Guerisoli, our Chief Executive Officer, relative to the annual total 2025 compensation of our median employee. For 2025, the ratio of the total annual compensation of Mr. Guerisoli as reported in the “total” column of the Summary Compensation Table to the median of the annual total compensation of all of our other employees was 98:1. The median of the annual total compensation of our employees other than Mr. Guerisoli, including part-time employees and those who served a partial year, was $38,063 for 2025. We identified the median employee using our employee population of approximately 9,535 employees as of December 31, 2025, 29.9% of whom are part-time. In accordance with SEC rules for calculating the ratio, we did not make any full-time equivalent adjustments to the compensation of our part-time employees, any annualized adjustments for employees who served the partial year, or any adjustments to Mr. Guerisoli’s compensation to reflect amounts actually earned during 2025 or to reflect amounts unearned for 2025 performance.

Since the foregoing pay ratio includes the impact of our part-time employees and those who served a partial year, we believe it is appropriate to provide a supplemental calculation to reflect the pay ratio of Mr. Guerisoli to the median annual total compensation of our employees who served the whole year and were full-time as of December 31, 2025. The ratio of Mr. Guerisoli’s total annual compensation as reported in the “total” column of the Summary Compensation Table to the median annual total compensation of only our employees who served the whole year and were full-time as of December 31, 2025 was 52:1 for 2025. The median of the total annual compensation of such employees, other than Mr. Guerisoli, was $72,000 for 2025. We identified such median employee using our employee population of approximately 3,552 employees who served the whole year and were full-time as of December 31, 2025.

To identify the median employees, we used amounts reported in box 5 of wage statements on Form W-2 issued for compensation earned in 2025 as our consistently applied compensation measure. We then calculated the annual total compensation for the identified median employees in accordance with the requirements of the Summary Compensation Table.

PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE “SAY ON PAY” PROPOSAL.

General Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Say on Pay Vote Mechanics

We are asking our stockholders to provide advisory approval of the compensation paid to our NEOs, as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 23) and the compensation tables and narrative disclosures following the CD&A.

Highlights of our Executive Compensation Program

As described in detail in the CD&A, we seek to closely align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. For example:

•Annual and short-term cash bonuses are based on multiple performance metrics that are consistent with our long-term goals. In particular, annual bonuses are based on the achievement of certain financial performance goals tied to our overall performance and individual performance goals such as positive survey results, high clinical quality standards, governance, compliance requirements, positive patient feedback and feedback from other employees. We believe that this balanced approach discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health.

•We discourage excessive risk-taking by our employees by establishing compensation policies and programs that balance short-term incentives with long-term growth.

•Management or the Compensation Committee, as applicable, generally has discretion to adjust the annual incentive compensation of our field and service center leaders upward or downward for quality of performance and other factors other than our financial performance. The Compensation Committee can award bonuses that are less than the bonus amount resulting from the predetermined formula it establishes as a result of not achieving our goals regarding clinical performance, governance, compliance and other strategic objectives, and allocate such award bonuses to other members of management or withhold such amounts altogether.

•Our long-term equity incentive awards are designed to directly align the interests of our employees with long-term stockholder interests. We encourage long-term performance by our executives and employees at every level in the organization through the use of stock-based awards with multi-year vesting schedules. We believe that long-term performance is achieved through an ownership culture and that equity incentive awards reward performance without incentivizing inappropriate risk-taking. Above a pre-established bonus target, we allocate executive bonus compensation between cash and non-cash compensation. Under this policy, if the total executive pool is greater than the then-applicable stated amount, for every dollar greater than the stated amount, 50% of the incentive will be paid in cash and 50% will be paid in fully vested restricted stock awards.

•Our Compensation Committee has adopted a “clawback” policy that complies with SEC rules and Nasdaq listing standards. The clawback policy allows (and in certain cases requires) our Board to recover incentive-based compensation paid to our current or former executives and the presidents of our subsidiaries in certain circumstances where there has been a restatement of our financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.

•Our Compensation Committee has adopted specific governance performance goals, which include leadership development and establishing a team made up of members of the Board and management with the goal of creating a strategy for the Board that emulates the culture of the organization.

•Our Compensation Committee oversees our compensation policies and practices and is responsible for reviewing and approving compensation of our executive officers.

Consistent with these goals, and as further discussed in the CD&A, we believe the Compensation Committee of our Board of Directors has designed an executive compensation program that: (i) rewards pay for performance, (ii) is competitive and reasonable as compared to compensation programs adopted by similarly-sized public companies in the industry and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.

To provide a forum for stockholders to weigh in on our executive compensation practices, we meet regularly with investors and potential investors at appropriate times throughout the year. Through such dialogue, we gain deeper understanding of stockholders’ perspectives on executive compensation. We incorporate stockholder feedback into the design of our executive incentive program’s performance measures that are reviewed and potentially adjusted each year. We believe that our compensation philosophy closely ties executive compensation to company performance and total shareholder value, and thus aligns with stockholders’ desire to pay for performance.

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

STOCK OWNERSHIP INFORMATION
Stock Ownership Table

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 17, 2026 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 17, 2026 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 34,706,634 shares of common stock outstanding as of March 17, 2026. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage

Named Executive Officers And Directors
Brent J. Guerisoli(2)	372,735	1.1%
Lynette B. Walbom(3)	52,755	*
John J. Gochnour(4)	390,892	1.1%
Kirk S. Cheney(5)	79,405	*
Jason P. Steik(6)	64,647	*
Christopher R. Christensen(7)	773,538	2.2%
John G. Nackel, Ph.D.(8)	181,465	*
Stephen M. R. Covey(9)	45,250	*
Suzanne D. Snapper(10)	226,564	*
Scott E. Lamb(11)	59,135	*
Barry M. Smith(10)	98,699	*
Gregory K. Morris, M.D.(10)	33,500	*
All Executives Officers and Directors as a Group (12 persons)	2,378,585	6.9%

5% Stockholders
BlackRock, Inc.(12)	2,184,974	6.3%
The Vanguard Group(13)	1,782,627	5.1%
Van Berkom & Associates Inc.(14)	3,112,812	9.0%

*	Means less than 1%.
(1)	The addresses of all of the officers and directors listed are in the care of The Pennant Group, Inc., 1675 E. Riverside Drive, Suite 150, Eagle, ID 83616.
(2)	Represents 102,030 shares of common stock and options to purchase 270,705 shares of common stock that are currently exercisable or exercisable within 60 days of March 17, 2026.
(3)	Represents 16,955 shares of common stock and options to purchase 35,800 shares of common stock that are currently exercisable or exercisable within 60 days of March 17, 2026.
(4)	Represents 152,815 shares of common stock and options to purchase 238,077 shares of common stock that are currently exercisable or exercisable within 60 days of March 17, 2026.
(5)	Represents 21,005 shares of common stock and options to purchase 58,400 shares of common stock that are currently exercisable or exercisable within 60 days of March 17, 2026.
(6)	Represents 17,147 shares of common stock and options to purchase 47,500 shares of common stock that are currently exercisable or exercisable within 60 days of March 17, 2026.
(7)
Represents 142,191 shares of common stock held directly by Mr. Christensen, 481,149 shares are held by Hobble Creek Investments, LLC, of which Mr. Christensen is the sole member, 138,027 shares are directly owned by The Christopher R. Christensen 2020 Irrevocable Trust and indirectly by Mr. Christensen's spouse, as trustee of the trust, 2,171 shares are held directly by Mr. Christensen's spouse, and 2,000 shares are held by Mr. Christensen's former spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Christensen's former spouse holds voting and investment power over the shares held for their children. Also includes options to purchase 8,000 shares of common stock that are currently exercisable or exercisable within 60 days of March 17, 2026.

(8)
Includes 2,700 shares held by the Nackel Family Trust dated June 30, 1997, and 170,765 shares of common stock held by Dr. Nackel directly. Dr. Nackel and his spouse share voting and investment power over the trust. Also includes options to purchase 8,000 shares of common stock that are currently exercisable or exercisable within 60 days of March 17, 2026.

(9)	Represents 40,250 shares of common stock and options to purchase 5,000 shares of common stock that are currently exercisable or exercisable within 60 days of March 17, 2026.

(10)	Represents shares of common stock owned directly.
(11)	Represents 54,135 shares of common stock and options to purchase 5,000 shares of common stock that are currently exercisable or exercisable within 60 days of March 17, 2026.
(12)
Information regarding Blackrock Inc. (“Blackrock”) is based solely on a Schedule 13G/A filed with the SEC on January 26, 2024 by Blackrock. Blackrock reported that it has sole voting power with respect to 2,150,866 shares of common stock and sole dispositive power with respect to 2,184,974 shares of common stock. The address of the principal business office of Blackrock is 50 Hudson Yards, New York, NY 10001.

(13)
Information regarding The Vanguard Group, Inc. (”Vanguard”) is based solely on a Schedule 13G/A filed with the SEC on February 13, 2024 by Vanguard. Vanguard reported that it has shared voting power with respect to 50,136 shares of common stock, sole dispositive power with respect to 1,706,403 shares of common stock and shared dispositive power with respect to 76,224 shares of common stock. The address of the principal business office of Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(14)
Information regarding Van Berkom & Associates Inc. (“Van Berkom”) is based solely on a Schedule 13G/A filed with the SEC on January 20, 2026 by Van Berkom. Van Berkom reported that it has sole voting power with respect to 3,112,812 shares of common stock and sole dispositive power with respect to 3,112,812 shares of common stock. The address of the principal business office of Van Berkom is 600 Boul. De Maisonneuve Ouest, Bureau 2510, Montreal, Quebec, H3A 3J2.

Equity Compensation Plan Information
The following table provides certain information as of December 31, 2025 with respect to our equity compensation plans (after giving effect to shares issued and/or vesting on such date).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(1)

Conversion of Ensign awards at the Spin-Off(2)	144,998	$6.03	—
The Pennant Group Inc 2019 Omnibus Incentive Plan	4,220,706	$22.90	2,283,462
Total	4,365,704		2,283,462

(1)
Represents the number of shares that remained available for issuance under The Pennant Group Inc 2019 Omnibus Incentive Plan (the “2019 Plan”) as of December 31, 2025. As of March 17, 2026, 1,658,268 shares remained available for issuance under the 2019 Plan.

(2)	Prior to the Spin-Off, employees of the Company’s subsidiaries participated in Ensign’s equity-based incentive plans (the “Ensign Plans”) and the Cornerstone Subsidiary Equity plan (the “Subsidiary Equity Plan”). Outstanding options held by employees of the Company under the Ensign Plans and outstanding options and restricted stock awards under the Subsidiary Equity Plan were modified and replaced with Pennant awards at the Spin-Off date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2025, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Executive Compensation” and “Director Compensation” sections and the transactions described below.

Relationship between Ensign and Pennant

To govern our relationship after the Spin-Off, Ensign and Pennant entered into a Master Separation Agreement, a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement and certain real estate agreements. For further details of the transactions with Ensign please refer to Note 3, Transactions with Ensign, to the Consolidated Financial Statements in our 2025 Form 10-K. Transactions pursuant to these agreements are pre-approved under our Related Person Transaction Policy.

Family Relationships

The following constitute disclosable related person transactions pursuant to Item 404(a) of Regulation S-K:

Randi Romberger is the sister of our Chief Executive Officer, Brent Guerisoli. Ms. Romberger is employed by the Company and leads our clinical leadership development program. Ms. Romberger thus contributes significantly to one of our key focus areas, which is leadership development. In 2025, Ms. Rombergeri’s cash compensation, including base salary and bonus, totaled $146,562. In addition, she received equity compensation with a value of $51,659, bringing her total annual compensation to $198,221.

Corden Fuhriman is the brother-in-law of our Executive Vice President and General Counsel, Kirk Cheney. Mr. Fuhriman is employed by the Company on the Web & Media team, where he contributes to our digital marketing, branding, and census growth. In 2025, Mr. Fuhriman’s cash compensation, including base salary and bonus, totaled $115,592. In addition, he received equity compensation with a value of $29,520, bringing his total annual compensation to $145,112.

Indemnification Provisions

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements, along with our Certificate of Incorporation and Bylaws, require us to indemnify such persons to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Audit Committee reviews potential conflict of interest situations and any future proposed transaction or series of transactions with related persons on an ongoing basis, and either approve or disapprove each reviewed transaction or series of related transactions with related persons. On August 27, 2019, we adopted a written policy and set of procedures with respect to related person transactions (the “Related Person Transaction Policy”), which includes specific provisions for the approval of related person transactions. Pursuant to the Related Person Transaction Policy , a “related person transaction” is defined as a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest therein. Related person transactions include any existing or currently proposed transaction or series of similar transactions for which disclosure under Item 404(a) of SEC Regulation S-K is mandated. The term “related person” under SEC rules means, at the applicable time, (a) any director or executive officer of the Company, (b) any nominee to the Board of Directors, (c) any beneficial owner of more than 5% of Pennant stock, and (d) any immediate family member (as defined by SEC rules) of any of those directors, executive officers, nominees, or beneficial owners. An indirect material interest can arise from a related person’s position or relationship with a firm, corporation, or other entity that engages in a transaction with the Company.

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the chair of our Audit Committee, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions pursuant to the Related Person Transaction Policy, the Audit Committee, or its chair, shall consider all information that the Audit Committee, or its chair, believes to be relevant and important to a review of the transaction and shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the Audit Committee or its chair. Pursuant to the Related Person Transaction Policy, these facts and circumstances will typically include, but not be limited to: the benefits of the transaction to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the Related Person Transaction Policy, no member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

Delinquent Section 16(a) Reports

The following table lists all Section 16(a) reports that were filed late due to inadvertent clerical error in 2025.

Reporting Person	# of Delinquent Reports	# of Related Transactions

Kirk S. Cheney	1	1
John J. Gochnour	1	1
Brent J. Guerisoli	2	2
Lynette B. Walbom	1	1

ADDITIONAL INFORMATION

Future Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Stockholder proposals that are intended to be presented at our 2026 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must comply with the requirements of Rule 14a-8 under the Exchange Act and be received by us no later than December 1, 2026, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal or a nomination for director is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which we publicly disclose the date of the meeting, whichever occurs first. In other words, for a stockholder proposal or a nomination for director to be considered at the 2027 annual meeting of stockholders, it should be properly submitted no earlier than February 13, 2027, and no later than March 15, 2027. Unless otherwise required by law, if a stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation and present his or her proposed business or nomination, such proposed business will not be transacted and the nomination will be disregarded. In addition to satisfying the requirements under our Bylaws with respect to advance notice of any director nomination, any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 for the 2027 annual meeting of stockholders must provide the required notice of intent to solicit proxies to the Corporate Secretary at the address above no later than March 15, 2027 and otherwise comply with all requirements of Rule 14a-19.

Stockholder proposals must be in writing and should be addressed to our Secretary, at our principal executive offices at 1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

Other Matters

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

Available Information

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2025 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON FEBRUARY 26, 2026, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO MR. KIRK S. CHENEY, SECRETARY, THE PENNANT GROUP, INC., 1675 E. RIVERSIDE DRIVE, SUITE 150, EAGLE, IDAHO 83616.

Stockholders Sharing the Same Address

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our 2025 Form 10-K to stockholders and this proxy statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports our environmental goals. If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

PROXY
THE PENNANT GROUP, INC.
1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616
ANNUAL MEETING OF STOCKHOLDERS
(This Proxy is Solicited on Behalf of the Board of Directors)

The undersigned hereby appoint(s) John J. Gochnour and Kirk S. Cheney, or either of them, as proxies, each with the power to appoint her/his substitute, and hereby authorize(s) them to represent and to vote, as designated below, all the shares of common stock of The Pennant Group, Inc. ("Pennant"), held of record by the undersigned on March 17, 2026 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:30 a.m., Mountain Time on Thursday, May 14, 2026, at Fairfield Inn Cottonwood 6433 S. Highland Drive, Holladay, Utah 84121 and at any adjournments or postponements thereof. Directions to the facility in order to attend the Annual Meeting may be obtained by calling (208) 506-6100. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the year ended December 31, 2025 which were furnished with this proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
MEETING TO BE HELD ON MAY 14, 2026:
THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT
HTTP://WWW.PROXYVOTE.COM

VOTING OPTIONS — You may vote your shares in any of the following ways:
•By Internet: Go to www.proxyvote.com and follow the on-screen instructions. Have your proxy card available when you access the website.
•By Telephone: Call 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Have your proxy card available when you call.
•By Mail: Mark, sign, date, and return this proxy card in the postage-paid envelope provided.
•In Person: Attend the Annual Meeting on May 14, 2026 at Fairfield Inn Cottonwood, 6433 S. Highland Drive, Holladay, Utah 84121 and vote in person.

Internet and telephone voting is available through 11:59 p.m. Eastern Time on May 13, 2026. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Class I director nominees listed in Proposal 1, and FOR Proposal 2 and Proposal 3.

PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS ↓

1	Election of Directors	FOR	AGAINST	ABSTAIN
	Christopher R. Christensen	☐	☐	☐	FOR
	Brent J. Guerisoli	☐	☐	☐	FOR
	John G. Nackel, Ph.D.	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2026.	☐	☐	☐	FOR
3	Advisory approval of the Company’s named executive officer compensation	☐	☐	☐	FOR

NOTE: In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Signature	Date	Signature	Date
NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE.